Exhibit 10.1

COMMUNITY BANCORP. AND SUBSIDIARY
AMENDED AND RESTATED
OFFICER INCENTIVE PLAN

1.  Purposes

The purpose of the Community Bancorp. and Subsidiary Amended and Restated Officer Incentive Plan (the “Plan”) is to attract, retain and appropriately motivate highly-qualified management employees by providing performance-based short-term incentive awards that are consistent with the Company’s business and strategic objectives and its risk management framework.

2.  Definitions

The following terms, as used herein, shall have the following meanings:

“Bank” means the Company’s wholly-owned subsidiary, Community National Bank, a national banking association, or any successor financial institution.

“Board” means the Board of Directors of the Company.

“Bonus” means an annual incentive bonus award granted to a Participant pursuant to the Plan, the payment of which is contingent upon the attainment of applicable Performance Goals with respect to the applicable Calculation Period.  Any Bonus paid to an Executive Officer pursuant to this Plan shall also be subject to recoupment under Section 4.05.

“Calculation Period” means a twelve month period specified by the Board for determination of the extent to which Performance Goals have been achieved and Bonus compensation has been earned under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board.

“Company” means Community Bancorp., a corporation organized under the laws of the State of Vermont, or any successor corporation.

“Executive Officer Bonus Opportunity” has the meaning set forth in Section 3.02(i).

“Executive Officers” and “Executive Officer Participants” mean those executive officers of the Company or the Bank who are designated from time to time by the Board or the Committee as Executive Officer Participants in this Plan.

“IDC” means IDC Financial Publishing, Inc., a banking industry performance ranking service.

“Including” means “including, without limitation” and “include” is intended by way of example and not limitation.

“Incentive Bonus Pool” has the meaning set forth in Section 3.02(ii).

 “Measurement Date” has the meaning set forth in Section 4.05.

“Other Participants” means the officers of the Company or the Bank (other than Executive Officers) and other salaried employees, who are designated from time to time by the Board or the Committee as Participants in this Plan under Section 3.01 eligible for an award from the Incentive Bonus Pool (if any) with respect to a specified Calculation Period.

“Participant” means a management employee of the Company or the Bank who meets the eligibility requirements in Section 3.01 and who has been designated by the Board or the Committee to participate in the Plan as an Executive Officer or an Other Participant with respect to any annual Calculation Period.

“Performance Goals” means the criteria, objectives and/or formulas established annually by the Board, in consultation with the Committee pursuant to Section 3, which must be met as a condition to payment of Bonuses under this Plan.

“Plan” has the meaning set forth in Section 1.

3.  Eligibility; Bonuses; Performance Goals

3.01.  Eligibility and Designation of Participants.  Except as the Board may otherwise determine, only Executive Officers and Other Participants who have been employed by the Company or the Bank for at least 12 months on the last day of the applicable Calculation Period shall be eligible for participation in the Plan with respect to such Calculation Period. The eligible Executive Officers and Other Participants shall be designated annually by the Board or the Committee.  Part-time employees who are otherwise eligible to participate in the Plan shall be eligible for a one-half Bonus payment from the Incentive Bonus Pool (if any).

3.02.  Executive Officer Incentive Bonus Opportunity; Incentive Bonus Pool.

(i)  Executive Officers.  Unless otherwise determined by the Board, no later than 90 days after commencement of a Calculation Period, the Board or Committee shall establish for each Executive Officer an individual Executive Officer Bonus Award Opportunity specifying a target award, which may be defined in any manner the Board or Committee deems appropriate, including as a percentage of salary or other compensation or as a fixed dollar amount.  Subject to Section 3.03, in the discretion of the Board or Committee, the specified Executive Officer Bonus Award Opportunity may provide for varying levels of awards based on the level of attainment of the applicable Performance Goals established pursuant to Section 3.04.

(ii)  Other Participants.  Unless otherwise determined by the Board, no later than 90 days after commencement of a Calculation Period, the Board or Committee shall establish a target amount for a pool for payment of Bonuses to Other Participants (“Incentive Bonus Pool”), which may be defined in any manner the Board or Committee deems appropriate, including as a percentage of the Company’s or the Bank’s net income or as a fixed dollar amount.  Subject to Section 3.03, in the discretion of the Board or Committee, the potential amount of the Incentive Bonus Pool may vary based on the level of attainment of the applicable Performance Goals established pursuant to Section 3.04.  Executive Officers shall not be eligible for awards from the Incentive Bonus Pool.

3.03.  Minimum Performance Level.  The Board, in consultation with the Committee, shall establish annually a minimum performance level (“threshold”) below which no Bonuses will be paid under this Plan. Such minimum performance level may be based on any one or more financial or other criteria the Board deems appropriate.

3.04.  Annual Performance Goals and Available Bonus Funds.  Unless otherwise determined by the Board, no later than 90 days after the commencement of a Calculation Period, the Board, in consultation with the Committee, shall establish Performance Goals for determining, with respect to such Calculation Period (i) the extent to which (if at all) the Executive Officer Bonus Opportunity for each of the Executive Officers will be earned, and (ii) the amount of the available funds (if any) for the payment of Bonuses from the Officer Incentive Pool.  Different Performance Goals may be established for payment of Bonuses to and among the Executive Officers and for payment of Bonuses to the Other Participants from the Incentive Bonus Pool. In addition to specifying a minimum performance threshold level under Section 3.03, such Performance Goals may specify target performance and award levels and “stretch” performance and award levels in excess of target.  In addition to quantifiable Performance Goals, the Board or Committee may establish individual, subjective evaluation criteria for Executive Officer Bonus awards.  Without limiting the generality of the foregoing, Performance Goals may include consideration of the Bank’s and/or the Company’s performance compared to that of peer institutions, as measured by publicly available data or by an independent rating service such as IDC.

3.05.  Individual Incentives.  Except as the Board may otherwise determine, the Executive Officers are authorized to establish from time to time individual incentive compensation arrangements for designated officers, other than Executive Officers.  Any incentive compensation paid to a Participant pursuant to such an arrangement with respect to services rendered during a Calculation Period shall reduce such Participant’s allocation of any Bonus funds under the Incentive Bonus Pool with respect to Company performance up to the target level, but shall not reduce such Participant’s allocation of Bonus funds with respect to Company performance exceeding the target level.  Except as the Board may otherwise determine, the amount or formula for determining any such reduction shall be determined by the Executive Officers in their discretion.

3.06.  Allocation of Incentive Bonus Pool.  Unless otherwise determined by the Board, no later than 90 days after the commencement of a Calculation Period, the Executive Officers are authorized to establish the method by which available Bonus funds (if any) under the Incentive Bonus Pool will be allocated among the Other Participants at the end of such Calculation Period.  Participant allocations may be based on such individual or categorical criteria as the Executive Officers deem appropriate.  Participant allocations of the Incentive Bonus Pool shall take into account any incentive compensation paid to a Participant under any arrangement referred to in Section 3.05.

4.  Payment of Bonuses

4.01.  In General. All Bonuses awarded under this Plan shall be paid in cash.  Except as otherwise determined by the Board in its discretion, a Participant’s right to payment of a Bonus under this Plan shall vest only upon expiration of the applicable Calculation Period and only if the Participant is employed by the Company or the Bank on the last day of such Calculation Period.  The Board or the Committee shall calculate the Bonus (if any) to be paid to each Participant with respect to a particular Calculation Period as soon as practicable following the end of such Calculation Period. Notwithstanding anything herein to the contrary, (i) payment of a Bonus to a Participant with respect to services rendered during a Calculation Period shall be made only if and to the extent the applicable Performance Goals for such Calculation Period have been attained; and (ii) payment of a Bonus to an Executive Officer Participant shall be subject to the Company’s right of recoupment under Section 4.05.

4.02.  Discretionary Adjustments.  Notwithstanding any other provision of this Plan, in determining whether Performance Goals have been achieved for any Participant or group of Participants, the Board may in its discretion exclude items it deems to be extraordinary, nonrecurring items, regardless of whether such items are excludable, or the manner in which such items are otherwise treated for financial reporting purposes, under generally accepted accounting principles (GAAP), as in effect in the United States from time to time.

4.03.  Time of Payment. All payments in respect of Bonuses granted under this Plan shall be made no later than two and one-half months after the end of the calendar year during which the applicable Calculation Period for such Bonuses expires.

4.04.  Form of Payment.  Payment of each Participant's Bonus for any Plan Year shall be made in cash, in a lump sum, less the appropriate withholding taxes as set forth in Section 6.02.

4.05.  Recoupment of Executive Officer Bonuses

(i)  Restatement of Financial Statements.  If the Company restates its financial statements, to the fullest extent permitted by law, any current or former Executive Officer who received Bonus compensation under this Plan may be required to reimburse the Company with respect to any Bonus compensation paid to such Executive Officer within three years preceding the Measurement Date; provided, however, that any such reimbursement shall not exceed the amount by which the Bonus compensation paid to the Executive Officer exceeds the amount of Bonus compensation (if any) that would have been paid to such Executive Officer if it had been based upon the financial statements as restated.  For purposes of this section, “Measurement Date” means the date upon which the Company files restated financial statements with the Securities and Exchange Commission.

(ii)  Implementation of Recoupment.  In its discretion, the Board, upon recommendation of the Committee, shall determine the amount (not to exceed the amount referred to in paragraph (i) of this section) of Bonus compensation to be reimbursed to the Company by an Executive Officer and the method for obtaining such reimbursement, including but not limited to (1) offsetting the amount from any compensation otherwise owed by the Company to the affected Executive Officer, whether or not payable pursuant to an employee benefit plan; (2) reducing or eliminating future salary increases, Bonus payments or other incentive compensation awards; or (3) requiring the individual to repay the amount to the Company in a lump sum in immediately available funds upon written demand, or over time in installments.

5.  Administration

5.01.  Board and Committee.  The Plan shall be administered by the Board, with the assistance of Committee.  The Board shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, (i) to grant Bonuses, (ii) to determine the persons to whom and the time or times at which Bonuses shall be granted, (iii) to determine the terms, conditions, restrictions and Performance Goals relating to any Bonus opportunity, award or payment, (iv) to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles, (v) to determine the amount and manner of payment of any recoupment under Section 4.05, (vi) to construe and interpret the Plan, (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, and (viii) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board may delegate to the Committee or the Executive Officers such administrative duties in connection with the Plan as it may deem advisable.

5.02.  Written Record; Decisions Final and Binding.  All Participant designations, Performance Goals, Bonus payment formulas, and Bonus allocation determinations made or established by the Board or the Committee from time to time under this Plan shall be in writing.  All decisions, determinations and interpretations of the Board or the Committee acting under delegated authority, including, without limitation, decisions as to an employee's selection as a Participant, whether individual or corporate Performance Goals have been attained, the amount of Bonus to which any Participant is entitled and the amount and manner of payment of any recoupment, shall be final and binding on all persons, including the Company, the Bank, the Participant (or any person claiming any rights under the Plan from or through any Participants) and any shareholder.

5.03.  Limitation of Liability.  No member of the Board or the Committee, nor any Executive Officer exercising delegated authority under the Plan, shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

6.  General Provisions

6.01.  No Right to Continued Employment.  Nothing in this Plan or in any Bonus granted hereunder shall (i) confer upon any Participant the right to continue in the employ of the Company or the Bank or any entitlement to any remuneration or benefits not determined in accordance with this Plan, or (ii) interfere with or limit in any way the right of the Company or the Bank to terminate a Participant's employment.

6.02.  Withholding Taxes.  The Company or the Bank employing any Participant shall deduct from all payments and distributions under this Plan any taxes required to be withheld by federal, state or local or other governmental authority.

6.03. Amendment and Termination of the Plan.  In its discretion, the Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part.  Additionally, the Committee or the Board may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations, including any amendment to preserve an exemption from Code Section 409A for short-term deferrals.

6.04.  Discretionary Plan; Participant Rights. This Plan is a discretionary plan, which may be administered and interpreted in such manner as the Board deems appropriate.  Without limiting the generality of the foregoing, no eligible Participant shall have any claim to be granted any Bonus under the Plan other than with respect to any completed Calculation Period for which applicable Performance Goals have been attained, there shall be no obligation for uniformity of treatment among Participants and all payments to Executive Officer Participants shall be deemed subject to any recoupment rights of the Company that may arise subsequent to payment, as contemplated in Section 4.05.

6.05.  Unfunded Status of Bonuses.  The Plan is intended to constitute an unfunded plan for incentive compensation and no funds or other assets shall be segregated for any Bonus payments hereunder.  With respect to any vested Bonus payment which at any time has not yet been made to a Participant, nothing contained in this Plan shall confer on such Participant any rights that are greater than those of a general creditor of the Company.

6.06.  Administration and Interpretation of Plan.  This Plan shall be administered and interpreted in a manner consistent with applicable law and with preserving the exemption from Code Section 409A applicable to short-term deferrals.

6.07.  Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Vermont.